UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________

FORM 8-K
 ___________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 31, 2017
 __________________________________
Novelion Therapeutics Inc.
(Exact Name of Registrant as specified in its charter)
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British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Norton Rose Fulbright
1800 - 510 West Georgia Street, Vancouver, BC V6B 0M3 Canada
(Address of principal executive offices)
Registrant’s telephone number, including area code: (877) 764-3131
N/A
(Former name or former address, if changed since last report.)
 ____________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2017, Novelion Therapeutics, Inc. (the “Company”) announced that its Board of Directors (the “Board”) had appointed Jeffrey Hackman as Executive Vice President and Chief Operating Officer, effective as of November 1, 2017. Mr. Hackman will serve as the Company’s principal operating officer, reporting to the Company’s chief executive officer.

Prior to joining the Company, Mr. Hackman, 55, served as senior vice president, head of U.S. internal medicine and oncology franchises for Shire Inc. from June 2016 to October 2017. Before joining Shire in 2016, Mr. Hackman served as vice president and region head, for North America at Baxalta US Inc. from May 2015 to June 2016. From 2012 to 2015, he was the senior vice president of commercial operations, chief operating officer and a member of the board of directors at Sigma-Tau Pharmaceuticals, Inc. Mr. Hackman has also held senior commercial leadership positions with Intercell USA, Inc., Emergent Biosolutions Inc., MedImmune, Inc., and Sanofi Pasteur. Mr. Hackman holds a bachelor of arts degree in communications from Lycoming College.

In connection with his appointment, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Hackman, which provides that Mr. Hackman will initially earn an annual base salary of $480,000 (subject to increase by the Board) and, beginning January 1, 2018, will be eligible to earn an annual target bonus of 45% of his base salary (as may be amended from time to time, the “Target Bonus”). In connection with his appointment, Mr. Hackman will receive (a) an award of options to purchase 135,000 shares of the Company’s common stock, to vest in three equal annual installments on the first three anniversaries of the grant date, (b) an award of restricted stock units representing 50,000 shares of the Company’s common stock, to vest in three equal annual installments on the first three anniversaries of the grant date, and (c) an award of restricted stock units representing 92,500 common shares of the Company common stock, which will vest in full on the first anniversary of the grant date. In the event that the Company terminates Mr. Hackman’s employment without cause or Mr. Hackman terminates his employment for good reason, Mr. Hackman will be entitled to 12 months’ severance pay at his then-current base salary, as well as payment of his pro-rated Target Bonus if the Board determines that Mr. Hackman is eligible for his Target Bonus for the year during which his employment terminates. In the event that the Company terminates Mr. Hackman’s employment without cause or Mr. Hackman terminates his employment for good reason within 18 months after a change of control, Mr. Hackman will be entitled to 12 months’ of his then-current base salary (or his base salary in effect immediately prior to the change of control, if higher), as well as payment of his pro-rated Target Bonus, and all stock options and other stock-based awards held by Mr. Hackman will immediately accelerate and become fully exercisable as of the date of the termination of employment. Mr. Hackman will also be entitled to certain benefits continuation for 12 months following a termination without cause or good reason. Mr. Hackman’s employment, and eligibility for any post-termination severance or benefits, is subject to his continued compliance with his confidentiality, assignment of intellectual property and non-competition agreement with the Company.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, which the Company expects to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2017.

There are no other arrangements or understandings between Mr. Hackman and any other person pursuant to which Mr. Hackman was appointed Executive Vice President and Chief Operating Officer, and Mr. Hackman is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD.

A copy of the press release announcing Mr. Hackman’s appointment is attached as Exhibit 99.1.

Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.            Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated October 31, 2017 (furnished).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novelion Therapeutics Inc.

By:	/s/ Benjamin Harshbarger
Name:	Benjamin Harshbarger
Title:	General Counsel

Date:  October 31, 2017

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated October 31, 2017 (furnished).